UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Amerityre Corporation

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Message to our Shareholders from our Chief Executive Officer:

Dear Shareholder,

Despite a challenging and difficult business environment, Amerityre enjoyed a record year for profitability in fiscal year 2021. We were able to successfully service our customers despite headwinds such as the COVID-19 pandemic, escalating raw material prices, higher freight costs and reduced raw material chemical availability. Our results for fiscal year 2021 were outstanding, with sales of $4.86 million representing an increase of 23.4% compared to fiscal year 2020. Annual net profit increased to a record $258,000, an increase of 507% compared to fiscal 2020 results.

The pandemic forced us to evaluate our business model to ensure we maximized efficiency while keeping our employees healthy. We incurred new costs related to COVID-19 protocols and worker personal protection. Raw material availability and cost issues due to COVID -19 and weather-related factors, are expected to continue to hamper our potential sales growth in fiscal year 2022. We have changed our sales and marketing strategy to focus on the development of opportunities with existing customers and new projects initiated before the pandemic. We continue to enjoy a strong backlog of business, and the movement to address supply issues by purchasing domestic product, is expected to provide continued opportunities to grow our business.

While I remain optimistic on Amerityre’s business prospects going forward, there are several factors affecting our business that give me concern. The government-mandated obligations being placed on businesses due to the COVID-19 pandemic are my biggest concern. With the unknown effectiveness of vaccinations on future COVID variants and mixed messages on government policy, it is impossible to forecast how COVID-19 will affect our business in the upcoming year. We will continue the practices that were effective in the past year to keep our employees healthy and to position our business to meet customer requirements. My second concern is the dramatic rise in our operating costs, driven by sharply higher raw material and freight prices. Indications are that these trends of tight supplies and higher prices will continue for the next 12 months. While we have implemented price increases on our product this year in response to these higher costs, the instability in our input prices makes it difficult for us to offer customers our popular fixed price blanket orders. In previous years we have offered fixed pricing for 12 months, but we have reduced this commitment to 3 months due to cost volatility.

The good news is that our core base of customers continues to see strong growth in their businesses, which has translated into more demand for our tires. We continue to work with existing and potential customers on new tire applications, which broadens our product portfolio. Our “best-in-class” formulations enable us to offer the best tire solutions in the market today. As more consumers discover the quality and value of our products, our revenues will continue to grow.

A major part of our strategic plan is to increase our sales and distribution capabilities by partnering with entities with established sales and distribution channels in our target markets. The COVID-19 pandemic continued to hinder our progress in this area. However, I believe that in the longer term Amerityre will only achieve its full value in the marketplace by finding a partner that can contribute organizational and financial resources to leverage our superior products in the marketplace. We continue to manage the business with financial discipline and invest in the business when the right opportunities present themselves.

Our annual meeting will be held on December 1st, 2021. Because of the success of last year’s meeting format, we will again be hosting a virtual annual meeting. Our shareholder presentation will be presented online with an opportunity to ask questions at the conclusion of the presentation. This format will give shareholders who have been unable to travel to Boulder City for the meeting in the past an opportunity to participate. I welcome all shareholders to attend this virtual meeting and hear firsthand our plans to improve the business.

As always, I appreciate your continued support of Amerityre and our plans to grow the business and build additional value in the company. Thank you in advance for reviewing and voting your proxy ballot. I look forward to speaking with you at the upcoming annual meeting.

Sincerely Yours.

Michael Sullivan

CEO

Amerityre Corporation

AMERITYRE CORPORATION

1501 Industrial Road

Boulder City, Nevada 89005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, DECEMBER 1, 2021

TO THE STOCKHOLDERS OF AMERITYRE CORPORATION:

The Annual Meeting of the Stockholders (the “Annual Meeting”) of Amerityre Corporation (the “Company” or “Amerityre”) will be held on Wednesday, December 1, 2021 at 10:00 am, Pacific Time. The Annual Meeting will be a virtual-only meeting to be held as an audio webcast which will be accessible by visiting https://agm.issuerdirect.com/amty. You will not be able to attend the Annual Meeting in person.

At the Annual Meeting, the items to be voted on are:

Proposals		Vote Required	Broker Discretionary Vote Allowed	Effect of Abstentions and Broker Non-Votes on the Proposal

(1)	Elect members of the Board of Directors to serve for a one-year term expiring at the next annual meeting of the stockholders; and	Plurality	No	None

(2)	Ratify the selection of Haynie & Company PC as the Company’s independent auditor for the Company’s fiscal year ending June 30, 2022.	Majority of the votes cast	Yes	None

The foregoing matters are described in more detail in the accompanying Proxy Statement.

Only stockholders of record at the close of business on October 4, 2021 (the “record date”), are entitled to notice of and to vote at the annual meeting.

For the annual meeting, instead of mailing a printed copy of our proxy materials (including our annual report) to each stockholder of record, we are providing access to these materials via the Internet. Accordingly, on October 22, 2021, we began mailing a notice of Internet availability of proxy materials (the “notice”) to all stockholders of record as of October 4, 2021, and posted our proxy materials on the website as described in the notice. As explained in greater detail in the notice, all stockholders may access our proxy materials on our website or may request a printed set of our proxy materials. In addition, the notice and website provide information on how to request all future proxy materials in printed form or electronically.

This year, our Annual Meeting will be accessible through the Internet. To participate in our Annual Meeting, including casting your vote during the meeting, access the meeting website at https://agm.issuerdirect.com/amty and enter your shareholder information provided on your ballot or proxy information previously mailed to you.

Your vote is important. If you wish to have your shares voted, please vote as soon as possible, whether online or by returning a proxy card sent to you in response to your request for printed proxy materials.

Holders of more than 50 percent of the Company’s 73,047,868 issued and outstanding shares of common stock must be represented at the annual meeting to constitute a quorum for conducting business.  The affirmative vote of a plurality of the voting power represented by shares at the annual meeting in person or by proxy and entitled to vote on the proposal will be required for the election of directors (proposal 1) assuming that a quorum is present or represented at the annual meeting. The affirmative vote of a majority of the voting power represented by shares at the annual meeting in person or by proxy and entitled to vote on the proposal will be required for approval of proposal 2, assuming that a quorum is present or represented at the annual meeting.

The attendance at and/or vote of each stockholder at the annual meeting is important and each stockholder is encouraged to attend.

Amerityre Corporation

By order of the Board of Directors

/s/ Michael F. Sullivan

Michael F. Sullivan, Chief Executive Officer

Boulder City, Nevada

Dated:  October 22, 2021

AMERITYRE CORPORATION

1501 Industrial Road

Boulder City, Nevada 89005

PROXY STATEMENT

IMPORTANT

If your shares are held in the name of a brokerage firm, nominee, or other institution, you are considered the beneficial owner of shares held in street name.  As the beneficial owner, you have the right to direct your broker, nominee or other institution how to vote your shares.  However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. Please promptly contact the person responsible for your account and give instructions for your shares to be voted.

The Company’s offices and plant are located 1501 Industrial Road, Boulder City, Nevada, 89005.

QUESTIONS & ANSWERS:

VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

Why is this year’s annual meeting being held in a virtual-only format?

Due to public health concerns resulting from the coronavirus (COVID-19), and the related protocols that federal, state, and local governments implemented, Amerityre held its 2020 annual meeting solely by means of remote communication via webcast, or a “virtual annual meeting.” Because of the success of this meeting format last year and the ability of shareholders from all geographic regions to attend a meeting in this format, our Board of Directors has elected to utilize this format for the 2021 annual meeting. The webcast will allow all shareholders to join the meeting, regardless of location. As with an in-person meeting, you will be able to vote and ask questions during the meeting.

How can I participate in the annual meeting?

This year’s annual meeting will be conducted via live webcast. All holders of our common stock as of the record date (October 4, 2021), and persons holding valid proxies from these shareholders are invited to attend our annual meeting.

You can join the annual meeting by accessing the meeting URL at https://agm.issuerdirect.com/amty and entering in your shareholder information provided on your ballot or proxy information previously mailed to you.

The annual meeting is scheduled to begin at 10:00 am, Pacific Time on December 1, 2021. Online access will be available prior to the meeting for you to obtain shareholder information for your information and to vote your shares should you not have done so previously. We encourage you to access the meeting webcast prior to the start time.

Rules for the virtual meeting will be no different than if it was in person, professional conduct is appreciated and all Q&A sessions will be conducted at the right time during the meeting.

How can I ask questions?

You can submit questions in writing to the virtual meeting website during the annual meeting in the Q&A tab on the virtual platform. You must first join the meeting as described above in “How can I participate in the annual meeting?” No questions will be taken in any other manner the day of the meeting.

We intend to answer as many questions that pertain to company matters, as time allows during the meeting. Questions that are substantially similar may be grouped and/or not answered to insure we are able to answer every question in this virtual format.

Will I be able to vote my shares during the annual meeting?

Shareholders of record as of the record date (October 4, 2021), and persons holding valid proxies can log in using a Control ID and to Request ID at https://iproxydirect.com/amty.

Voting will remain open through the meeting. Shareholders will need their control number and request IDs to cast their votes.

How to vote your shares

Mail:    up to 7 days before;

Phone:  up until 1 hour before meeting time;

Fax:      up until 1 hour before meeting time; and,

Online: will remain open through the meeting.

What if I have technical difficulties or trouble accessing the annual meeting webcast?

We encourage you to test your computer and internet browser prior to the meeting. If your experience technical difficulties, please visit the help pages found at https://www.webcaster4.com/Support.

What is “householding” and how does it affect me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce the Company’s printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold the Company’s common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company’s Corporate Secretary at: Amerityre Corporation, 1501 Industrial Road, Boulder City, Nevada 89005, Attention: Corporate Secretary.

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company’s Corporate Secretary as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Is my proxy revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Secretary of the Company, by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Amerityre Corporation, 1501 Industrial Road, Boulder City, Nevada 89005, Attention: Corporate Secretary.

Do I have dissenters’ (appraisal) rights?

Dissenters’ or appraisal rights are not available to the Company’s stockholders with any of the proposals brought before the Annual Meeting.

Interest of Officers and Directors in Matters to Be Acted Upon

Except in the election to our Board of Directors of the nominees set forth in proposal 1, none of the officers or directors of the Company have any interest in any of the matters to be acted upon at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF BOARD OF DIRECTORS

The following table sets forth the name, age and year first elected of each director of the Company:

Name of Current Director	Age	Director Since
Michael F. Sullivan (1)	56	December 2014
Terry Gilland	74	January 2015
George Stoddard	80	December 2016
David Clark	61	December 2016
David Hollister	55	December 2016

(1) Michael F. Sullivan was appointed Chairman of the Board of Directors on December 3, 2015.

The following persons have been nominated for re-election as directors of the Company:

Michael F. Sullivan	Terry Gilland

George Stoddard	David Hollister

David Clark

Certain biographical information with respect to the nominees for director is set forth below.  Each director, if elected by the stockholders, will serve until our 2022 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.  Vacancies on the Board of Directors during the year may be filled by the majority vote of the directors in office at the time of the vacancy without action by the stockholders.

Biographical Information on Nominees

Michael F. Sullivan was appointed CEO of Amerityre in April 2015. He joined Amerityre in May 2014 as a consultant and was appointed COO in December 2014. He has over 35 years of international and domestic experience in Engineering and Operations management. He has served in senior operating roles for companies in the medical device, chemical, catalyst, metal coating, and consulting industries. Mr. Sullivan holds a BSE in Chemical Engineering from the University of Pennsylvania and an MBA in Finance and Marketing from the Haas School of Business at UC Berkeley. He has been a director of Amerityre since December 2014.

We believe that Mr. Sullivan’s qualifications to serve on the Board of Directors include his current leadership of the Company in addition to his engineering and operations management background.

Terry Gilland is a Certified Public Accountant with over 40 years of experience in finance, accounting and auditing. Mr. Gilland was appointed to the Board of Directors and assumed the Audit Committee Chair position in January 2015.  Mr. Gilland has a Bachelor of Science and Master’s in Accounting from the University of Missouri and is a Nevada CPA. From 2008 – 2013 and 1972 - 2000 Mr. Gilland was a partner in the McGladrey LLP Las Vegas, NV and the Des Moines, IA office with clients in a variety of industries including construction, manufacturing, retail, legal, and advertisement. From 2000 – 2008 Mr. Gilland was President of Taylor Construction Group, a large general contractor ($300 million in revenues) with offices in De Moines and Cedar Rapids, IA, Kansas City, Denver and San Diego.  During Mr. Gilland’s time with Taylor Construction, he dealt with Bankers and Surety companies and was responsible for all of the businesses owned by Taylor.  He has been a director since January 2015.

We believe that Mr. Gilland’s qualifications to serve on the Board of Directors include his extensive SEC and GAAP reporting skillset as well as his financing connections in Southern Nevada.

George Stoddard has over 45 years’ experience buying, growing and fine-tuning business and investments for maximum profit and efficiency.  From 1968 - 2011 Mr. Stoddard was a business owner, including L.A. Time Distribution and Mobile Pipe Wrappers and Coaters, Inc., the last of which Mr. Stoddard grew from $218,000 in annual sales to over $6,000,000 in annual sales.  Mr. Stoddard retired in 2011.  Mr. Stoddard has an Associate of Arts degree from East Los Angeles College and attended Cal Poly Pomona majoring in Aerospace Engineering and Math.  Mr. Stoddard has been a director of Amerityre since December 2015.

We believe that Mr. Stoddard’s qualifications to serve on the Board of Directors include his general business and sales knowledge.

David Clark has over 25 years of experience in start-up organizations spanning multiple industries.  Since 2010, Mr. Clark has been the principal at Clark Consulting Services, which provides various independent executive level services on a project basis.  From 2003 to 2010, Mr. Clark was the founder and Chief Executive Officer (“CEO”) of CommPartners, a voice over IP network and service provider.  Prior to CommPartners, Mr. Clark held various executive level positions in both start-up and advertising companies.  Mr. Clark has a BA in Mass Communications from Texas Tech University.  Mr. Clark has been a director of Amerityre since December 2016.

We believe that Mr. Clark’s qualification to serve on the Board of Directors include his marketing and advertising experience which will assist the Company with marketing strategy initiatives.

David Hollister has over 25 years of experience working with companies in a variety of marketing and product development roles. Since 2011 he has been the principal at Hollister Interactive Group, LLC, which provides digital consulting services to companies across a range of industries such as Consumer Goods, Finance, Education, Fitness, Commercial Real Estate, and Hospitality. Mr. Hollister works closely with clients to offer business strategy, ecommerce strategy, website design, and marketing strategy services. From 2008 to 2011 Mr. Hollister was Vice President, Global Ecommerce for Perfect Fitness, a manufacturer of home exercise equipment, where he developed and implemented the company’s product strategy and ecommerce organization. Prior to Perfect Fitness, Mr. Hollister held a variety of executive positions with companies such as Gap, Inc.’s Old Navy division, and Intuit. David has a B.S. in Aerospace Engineering from San Diego State University, and an M.B.A. from American University in Washington D.C.  Mr. Hollister has been a director of Amerityre since December 2015.

We believe that Mr. Hollister’s qualification to serve on the Board of Directors include his marketing and ecommerce experience. He will provide valuable insights as we continue to implement our e-commerce initiatives through our website.

Board Leadership Structure

We have chosen to combine the Chief Executive Officer and Board Chairman positions. We believe that this Board leadership structure is the most efficient for the Company to have one individual managing the overall strategy development process and the implementation of our marketing and growth initiatives. Mr. Michael Sullivan currently serves as both Chief Executive Officer of the Company and Chairman of the Board.

As discussed below, David Clark is an independent director. The Company considers him its lead independent director due to his various roles which include Board Secretary, Compensation Committee Chair and member of the Nominating Committee.

Director Independence

As of this filing, Mr. Sullivan is not deemed independent under the Nasdaq Listing Rules, because of his involvement as an officer or employee of the Company.

Directors Terry Gilland, George Stoddard, David Clark and David Hollister, are deemed to be independent under the definition of independence per Nasdaq Rule 5605(a)(2), which standard for independence has been adopted by the Company.  In addition, these directors meet the additional requirements for Audit Committee members under Nasdaq Rule 5605(c), not having participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and being able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement. See compensation tables below.

The Board’s Role in Risk Oversight

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk. At least annually, the full Board reviews strategic risks and opportunities facing the Company. Certain other important categories of risk are assigned to the committees below (which are comprised mostly of independent directors) that report back to the full Board. In general, the committees oversee the following risks:

The Audit Committee oversees risks related to financial controls, capital structure of the enterprise (including borrowing, liquidity, allocation of capital, major capital transactions and expenditures), legal, regulatory and compliance risks, and the overall risk management governance structure and risk management function.

The Compensation Committee oversees the Company’s compensation programs to ensure they do not incentivize excessive risk-taking.

During fiscal year ended June 30, 2021 the full Board received reports from management on the most important strategic issues and risks facing the Company, as well as, reports regarding enterprise risk assessments and risk management practices.

The Board believes that its leadership structure supports the risk oversight function.  Additionally, as indicated above, certain important categories of risk are assigned to committees, consisting of mostly independent directors that receive, review and evaluate management reports on risk, thereby preserving the benefit of independent risk oversight along with full Board responsibility and review.

Communications with the Board of Directors

Stockholders can communicate directly with any of the Company’s directors, including its non-management directors, by sending a written communication to a director c/o Amerityre Corporation, 1501 Industrial Road, Boulder City, Nevada 89005. In addition, any party who has concerns about the accounting, internal controls or auditing matters, or potential violations of our Code of Conduct may send communications per the instructions on the Company’s website. Such communications may be confidential or anonymous.

Board committees and charters

The Board and its committees meet throughout the year and act by written consent from time to time as appropriate. The Board delegates various responsibilities and authority to its Board committees.

The following table identifies the current committee members:

Name	Audit	Compensation	Nominating
Michael F. Sullivan	X		[Chair]
Terry Gilland	[Chair]	X
George Stoddard		X
David Clark		[Chair]	X
David Hollister		X

Audit Committee

The Audit Committee consists of Terry Gilland, Chairman, and Michael Sullivan. Terry Gilland is deemed to be independent in accordance with the independence standards under the Nasdaq Listing Rules. Mr. Sullivan is not deemed independent under the Nasdaq Listing Rules, because he is the CEO of the Company. Our Board of Directors has determined that Mr. Gilland is an "audit committee financial expert" as defined under SEC regulations. The tasks and responsibilities of the Audit Committee include (i) the review and discussion of the audited financial statements with management, (ii) discussing with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 114, as may be modified or supplemented, (iii) receiving from auditors disclosure regarding the auditors' Independence Standards Board Standard No. 1, as may be modified or supplemented, and (iv) approving the engagement of the auditors. The Audit Committee charter, which has been approved by the Board, is posted on our website at www.amerityre.com. The Audit Committee met four times during the fiscal year ended June 30, 2021.

Compensation Committee

Our Compensation Committee consists of Terry Gilland, George Stoddard, David Clark (chair) and David Hollister. All are deemed to be independent in accordance with the independence standards under the Nasdaq Listing Rules. The Compensation Committee is convened as necessary but at least once annually to review executive compensation and make recommendations regarding compensation to the full Board of Directors.  The Compensation Committee was convened one time during the fiscal year ended June 30, 2021. The Compensation Committee charter, which has been approved by the Board, is posted on our website at www.amerityre.com.

In determining the compensation of our Chief Executive Officer and our other executive officers, the Compensation Committee considers the financial condition and operational performance of the Company during the prior year. In determining the compensation for executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer and comparable market rates. Due to financial constraints and indication from senior management of a desire to invest in the Company, the Compensation Committee has developed compensation packages that are less cash-based and more equity-based.

The Compensation Committee reviews the compensation practices of other companies, based in part on market survey data and other statistical data relating to executive compensation obtained through industry publications and other sources. The Compensation Committee does not seek to benchmark the Company’s compensation program directly with other publicly traded companies or other companies with which we may compete for potential executives, since some of these competitors are privately held companies for which executive compensation information is not available.

Nominating Committee

Our Nominating Committee consists of Michael F. Sullivan (chair) and David Clark.  Mr. Sullivan is not deemed independent under the Nasdaq Listing Rules, because he is the CEO of the Company.  The Nominating Committee is convened as necessary to consider and recommend potential nominees for directorships to the full Board of Directors.  The Nominating Committee did not meet during the fiscal year ended June 30, 2021 as all directors are up for reelection. The Nominating Committee charter, which has been approved by the Board is posted on our website at www.amerityre.com. Pursuant to the charter, the Nominating Committee will consider candidates for directorships proposed by any stockholder although there is no formal procedure for making such proposals. During the past 5 years there has been no stockholder -led proposals for nominees for director.

Director Diversity

While the Company does not have a formal policy on Board diversity, the Nominating Committee Charter specifically lists diversity among the criteria to be considered in selecting and recommending candidates for Board membership. We believe a diverse Board provides a valuable variety of backgrounds, professional experiences and perspectives which enhances the oversight and leadership of the Company. While we recognize that the Nasdaq Stock Market has passed a diversity rule which we do not comply with, our Common Stock is not listed on Nasdaq.

Meetings of our Board of Directors

Our Board of Directors held eleven (11) meetings during the fiscal year ended June 30, 2021, all of which were conducted in person or by telephone conferencing.  Mr. Gilland and Mr. Stoddard attended less than 75 percent of all board and applicable committee meetings during the year; but all Board meetings maintained a quorum to conduct business. Directors and director nominees are expected to attend the Company’s Annual Meeting of Stockholders. Mr. Gilland and Mr. Stoddard were unable to attend our prior year’s annual meeting held on December 2, 2020.

See below for a change in Board Member compensation that the Board of Directors approved in January 2021 to enhance Director participation.

Directors’ Compensation

On December 4, 2019, after an analysis of the Company’s stock option expirations and in association with the Company’s desire to retain its Chief Executive Officer, the Board of Directors approved the termination of the 2017 Omnibus Stock Option and Award Plan (the “2017 Plan”). Any stock instrument available but unencumbered under this plan was also released.

On December 4, 2019, the Board of Directors adopted the 2019 Equity Incentive Plan (the “2019 Plan”) which contains provisions for up to 2,500,000 stock-based instruments to be granted to employees, consultants and directors.

On January 24, 2020, 460,000 shares of common stock were granted to the Company’s Board members as compensation for the term ending November 2020.  Each non-executive Board member received 93,750 shares, with the Audit Committee Chair receiving 156,250 shares and the Compensation Committee Chair receiving 116,250 shares.  The shares vest ratably on a monthly basis over the January 2020 – November 2020 period. Each share is valued at $0.02, the closing price per share of our common stock on January 24, 2020. As of June 30, 2020, 230,000 shares of stock vested and were issued, and as of June 30, 2021 the remaining 230,000 shares of stock vested and were issued.

On July 22, 2020, the Board of Directors adopted the 2020 Equity Incentive Plan (the “2020 Plan”) which contains provisions for up to 5,000,000 stock-based instruments to be granted to employees, consultants and directors.

In the January 2021 Board Meeting, the Chairman of the Board proposed compensation to the independent members of the Board of Directors such that each such director’s compensation would be in company shares that are both granted and vested as of each Board meeting each independent Director attends, at the following share amounts: Audit Committee Chair 15,000 per meeting, Board Secretary 15,000 per meeting, all other independent Directors 10,000 per meeting. As the shares are both granted and vested per Board meeting attended, the value of the related shares is the closing stock price on each meeting date. The Board approved this plan. The value of these shares ranged between $0.02 and $0.10 per share during the six-month period ended June 30, 2021. As of June 30, 2021, 245,000 shares of stock vested and were issued.

There was no cash granted to any Board member for their service as a Board member for the fiscal year ending June 30, 2021.

It is anticipated that Board member compensation will be provided for fiscal year 2021 Board members. The actual amount of compensation will be determined at the December 2021 Board meeting.

Vote Required

The affirmative vote of a plurality of the votes cast, in person or by proxy, at the Annual Meeting will be required for the election of Directors.  The Board of Directors recommends a vote “FOR” all the nominees.  It is intended that in the absence of contrary specifications, proxies will be voted for the election of the nominees named above.  However, under SEC regulations, broker non-votes will not be counted in the election of Directors. In the event any nominee is unable to serve, the proxies will be voted for a substitute nominee, if any, to be designated by the Board of Directors.  The Board of Directors has no reason to believe that any nominee will be unavailable.

PROPOSAL NO. 2

RATIFY THE SELECTION OF HAYNIE & COMPANY PC AS

THE COMPANY’S INDEPENDENT AUDITOR

The Board of Directors has selected Haynie & Company PC as the Company’s independent auditor for the fiscal year ending June 30, 2022.  To the knowledge of the Company, at no time has Haynie & Company PC had any direct or indirect financial interest in or any connection with the Company other than as independent public accountants.  A representative of Haynie & Company PC is not expected to be present at the Annual Meeting.

Principal Accounting Fees and Services

All of the services provided and fees charged by Haynie & Company PC were approved by our Audit Committee. The following table shows the fees for professional services rendered by Haynie & Company PC for the years ended June 30, 2020 and June 30, 2021.

	Year Ended June 30, 2021 ($)	Year Ended June 30, 2020 ($)
Audit Fees (1)	65,000	64,500
Audit Related Fees	–	–
Tax Fees	4,500	4,500
All Other Fees	–	–
Total	69,500	69,000

(1)  Audit Fees – these fees relate to services rendered for the audits of our annual financial statements, review of our quarterly financial statements, and for other services that are normally provided by the auditor in connection with statutory or regulatory filings or engagements.

(2)   Audit related fees – these fees relate to audit related consulting.

(3)  The tax fees for fiscal year ended 2021 have yet been determined, as such services are still in progress.

The Audit Committee approved all of the above services prior to the commencement of work.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Committee”) assists the Board of Directors in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of our internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter, which is available on our website: http://www.amerityre.com.

The members of the Committee are Terry Gilland and Michael Sullivan, with only Mr. Gilland meeting the independence standards of Nasdaq’s Listing Rules. Both Mr. Gilland and Mr. Sullivan attended all Audit Committee meetings.

The members of the Audit Committee reviewed and discussed with our management and Haynie & Company PC the audited financial statements contained in our annual report on Form 10-K for the fiscal year ended June 30, 2021, and also discussed with Haynie & Company PC the matters required to be discussed by Statement on Auditing Standards No. 114 (Communications with Audit Committees), as amended. The members of the Committee received from Haynie & Company PC the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on their review of our audited financial statements, and on their discussion with our management and with Haynie & Company PC, the members of the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2021.

The Audit Committee, along with the Company’s Chief Financial Officer, Ms. Keeton-Cardno, also critically reviewed the ongoing relationship with Haynie & Company PC. The result of this internal review concluded that this firm continues to possess the needed skillset in order to render the appropriate services to the Company.

AUDIT COMMITTEE

/s/ Terry Gilland	/s/ Michael Sullivan
Terry Gilland	Michael Sullivan

Vote Required

Ratification of the Company’s independent auditor requires the approval of a majority of the votes cast at the Annual Meeting in person or by proxy, assuming that a quorum is present or represented at the Annual Meeting.  The Board of Directors recommends a vote “FOR” the ratification of the selection of Haynie & Company PC as the Company’s independent auditor for the fiscal year ending June 30, 2022. It is intended that in the absence of contrary specifications, proxies will be voted for the selection of Haynie & Company PC.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our officers as of September 30, 2021 and for the fiscal year ended June 30, 2021:

Name of Officer	Age	Position	Officer Since
Michael F. Sullivan (1)	56	Chief Executive Officer	April 2015
Lynda R. Keeton-Cardno	49	Chief Finance Officer	January 2015

(1) Michael F. Sullivan was first appointed Chief Operating Officer December 1, 2014; then appointed Chief Executive Officer April 1, 2015; and appointed Chairman of the Board December 3, 2015.

See above for Mr. Sullivan’s biography.

Lynda R. Keeton-Cardno was appointed as the Company’s Principal Financial and Accounting Officer, and Secretary/Treasurer on January 21, 2015.  Since, 2004 Ms. Keeton-Cardno has been the CEO/Managing Member of Lynda R. Keeton CPA, LLC, dba Keeton CPA, an accounting firm based in Henderson, Nevada which provides accounting, audit and consulting services to public and private companies.  Between January 1996 and April 2002 Ms. Keeton-Cardno worked for Arthur Andersen, LLP in Phoenix, Arizona and Las Vegas, Nevada in the audit and advisory and technology risk consulting divisions. Ms. Keeton-Cardno is a Nevada licensed certified public accountant and received her accounting degree from Arizona State University’s School of Business and Honor’s College.  In her various roles she has extensive background and experience in managing high performing accounting departments, filings with the SEC and work needed for review and audit by standard promulgated by the Public Companies Accounting Oversite Board.

Long Term Equity Incentives

Long term incentive awards are a key element of the Company’s total compensation package for individuals in significant positions of responsibility, including the members of our Board of Directors who are compensated entirely in Amerityre stock. Such awards were made under the 2017, 2019, and 2020 Plans to senior management and select employees who are key to the Company’s achievement of its long-term goals. The purpose of the 2020 Plan is to promote the long term growth and profitability of Amerityre by (i) providing certain officers and employees with incentives to maximize stockholder value, and (ii) enabling Amerityre to attract, retain and reward the best available persons for positions of responsibility. The 2020 Plan provides for a variety of long-term awards including incentive or non-qualified stock options, restricted stock, and performance awards.

The Plan is administered by the Board unless and until the Board delegates administration to the Committee as defined by the 2020 Plan. Awards granted under the 2020 Plan may be incentive stock options, or ISOs, as defined in the Internal Revenue Code of 1986, as amended, or the Code, or stock bonus awards which are awarded to our employees, including officers, who, in the opinion of the Board of Directors or the Compensation Committee, have contributed, or are expected to contribute, materially to our success.

All of our employees and officers are eligible to participate under the 2020 Plan.  A maximum of 5,000,000 shares are available for grant under the 2020 Plan. Under the 2020 Plan, the Board and the Compensation Committee have broad authority to award equity-based compensation arrangements to any eligible employees, officers, or directors of Amerityre.

The following Summary Compensation Table sets forth the aggregate compensation paid or accrued by the Company to the named executive officers, as defined in Regulation S-K Item 402(m)(2) (the “Named Executive Officers”) as of June 30, 2021 and 2020.

Summary Compensation Table

Officer’s Name & Principal Position	Year	Salary (In $) (1)	Bonus (In $)	Stock (In $)(2)(3)	Total (In $)
Michael Sullivan	2021	171,923	45,000	67,959	284,882
CEO (4)	2020	157,211	33,000	35,165	255,376

Lynda Keeton-Cardno	2021	37,846	7,500	1,510	46,856
CFO	2020	36,000	7,500	1,200	44,700

(1)  Annual gross wages.

(2)  Based on the aggregate grant date fair value computed in accordance with ASC 718.

(3)  See Note 4 “Stock Transactions” of the Company’s financial statements as filed on its annual report on Form 10-K on September 17, 2021 or September 11, 2020 for all assumptions made in the valuation of stock awards.

(4) Michael F. Sullivan was first appointed Chief Operating Officer December 1, 2014; then appointed Chief Executive Officer April 1, 2015.

Employment Agreements

Mr. Sullivan renewed his employment contract effective January 1, 2021.  Under his new Agreement, Mr. Sullivan receives an annual salary of $180,000 per year and was granted a stock award of 2.7 million restricted shares which is described more fully under “Grants of Plan Based Awards.” See the full agreement as filed as Exhibit 10.1 for Form 8-K, which was filed on January 7, 2021.

Ms. Keeton-Cardno renewed her employment contract effective January 1, 2021. Pertinent details are as follows:

●	Annual base compensation $40,000;
●	60,000 shares of common stock ), valued at a fixed rate of $0.034, the average price per share of the Company’s common stock for the period December 24, 2020 to December 31, 2020; and,
●	Annual bonus eligibility.

Under her Employment Agreement with the Company, as amended, Lynda R. Keeton-Cardno devotes 20% of her time to the Company. If Ms. Keeton-Cardno is terminated by the Company without cause, if there is a change in majority ownership of the Company resulting in the Company ceasing to be publicly traded, or if her position or duties are changed without prior written agreement, all stock due to Ms. Keeton-Cardno under her Employment Agreement will vest and be issued immediately upon any such event.

The Compensation Committee, at its discretion, may award bonuses to the executive officers of the Company in addition to the terms of the above employment contracts. For the year ended June 30, 2021 the following bonuses were awarded, both payable in cash:

●	Michael F. Sullivan: $45,000.

●	Lynda R. Keeton-Cardno: $7,500.

Grants of Plan Based Awards

The Named Executive Officers received grants of restricted stock described below. In this Proxy Statement, we also describe past grants of restricted stock to our independent directors. When we refer to the phrase “vesting ratably” we mean that the grants vest over time subject to the executive or the director continuing to provide services to us as of each applicable vesting date.

On December 18, 2019, the Company renewed the Chief Executive Officer’s Employment Agreement.  The new Agreement extends his term of employment to December 31, 2020.  Inclusive in this new Agreement is a stock award of 1.98 million shares of the Company’s common stock vesting ratably over 12 months (January 2020 – December 2020), valued at a fixed rate of $0.0192, the average price per share of the Company’s common stock for the period December 24, 2019 to December 31, 2019. As of June 30, 2020, 990,000 shares of stock vested and were issued, and as of June 30, 2021 the remaining 990,000 shares of stock vested and were issued.

On January 22, 2020, 60,000 shares of common stock were granted to the Company’s Chief Financial Officer as part of her employment renewal.  The shares are valued as of January 21, 2020 and vest ratably on a quarterly basis through December 2020.  No additional changes were made to her compensation on renewal of her employment. As of June 30, 2020, 30,000 shares of stock vested and were issued, and as of June 30, 2021 the remaining 30,000 shares of stock vested and were issued.

Effective January 1, 2021, the Company renewed the Chief Executive Officer’s Employment Agreement.  The new Agreement extends his term of employment to December 31, 2021.  Inclusive in this new Agreement is a stock award of 2.7 million shares of the Company’s common stock vesting ratably over 12 months (January 2021 – December 2021), valued at a fixed rate of $0.031, the average price per share of the Company’s common stock for the period December 24, 2020 to December 31, 2020. As of June 30, 2021, 1,350,000 shares of stock vested and were issued.

On January 1, 2021, 60,000 shares of common stock were granted to the Company’s Chief Financial Officer as part of her employment renewal.  The Company’s common stock vesting ratably over 12 months (January 2021 – December 2021), valued at a fixed rate of $0.031, the average price per share of the Company’s common stock for the period December 24, 2020 to December 31, 2020.  As of June 30, 2021, 30,000 shares of stock vested and were issued.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the Named Executive Officers as of June 30, 2021.

	Option Awards			Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)

M. Sullivan(1)	480,000	0.10	12/1/21	1,350,000	(1)	41,850

L. Keeton-Cardno(2)	-	-	-	30,000	(2)	930

(1)	Vests monthly through December 2021.

(2)	Vests quarterly through December 2021.

Option Exercises and Stock Vested

Pension Benefits and Nonqualified Deferred Compensation

The Company does not provide pension benefits or provide any other qualified retirement plans or non-nonqualified deferred compensation plans for its employees or directors.

DIRECTOR COMPENSATION

The following table sets forth the aggregate compensation paid or accrued by the Company to the Directors for the fiscal year ended June 30, 2021.

Name	Stock Awards (In $)(1)	Total (In $)
Terry Gilland	5,734	5,734
George Stoddard	4,519	4,519
David Clark	7,613	7,613
David Hollister	5,419	5,419

(1) Represents shares of common stock granted in January 2020 vesting ratably on a monthly basis over the January 2020 – November 2020 period; the last of these shares were issued December 2020. And shares granted January 2021 – June 2021 vesting at each meeting a Director attended as described below.

Grants to Independent Directors

The grants to our independent directors described below were all under our 2017, 2019 or 2020 Plans.

On January 24, 2020, 460,000 shares of common stock were granted to the Company’s Board members as compensation for the term ending November 2020.  Each non-executive Board member receives 93,750 shares, with the Audit Committee Chair receiving 156,250 shares and the Compensation Committee Chair receiving 116,250 shares.  The shares vest ratably on a monthly basis over the January 2020 – November 2020 period. The shares are valued at $0.02, the closing price per share of our common stock on January 24, 2020. As of June 30, 2020, 230,000 shares of stock vested and were issued, and as of June 30, 2021 the remaining 230,000 shares of stock vested and were issued.

In the January 2021 Board Meeting, the Chairman of the Board proposed compensation to the independent members of the Board of Directors such that each such director’s compensation would be in company shares that are both granted and vested as of each Board meeting each independent Director attends, at the following share amounts: Audit Committee Chair 15,000 per meeting, Board Secretary 15,000 per meeting, all other independent Directors 10,000 per meeting. As the shares are both granted and vested per Board meeting attended, the value of the related shares is the closing stock price on each meeting date. The Board approved this plan. The value of these shares ranged between $0.02 and $0.10 per share during the six-month period ended June 30, 2021. As of June 30, 2021, 245,000 shares of stock vested and were issued.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any other change in our corporate structure affecting common stock, or a sale by us of all or a substantial part of its assets, or any distribution to stockholders other than a cash dividend, our Board of Directors will make appropriate adjustment in the number and kind of shares authorized by the 2020 Plan, and any adjustments to outstanding awards as it deems appropriate.  However, no fractional shares of common stock will be issued pursuant to any such adjustment, and the fair market value of any fractional shares resulting from adjustments will be paid in cash to the awardee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation arrangements and related transactions disclosed under “Executive Officers” and “Director Compensation,” and other compensatory arrangements disclosed previously in the Company’s filings with the Securities and Exchange Commission, the Company has not participated in any transactions in the period from July 1, 2019 to the date of this Proxy Statement where the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at the fiscal years ended June 30, 2021 and 2020 and in which the Company’s executive officers, directors, director nominees, 5% securityholders, or the immediate family members of any such persons have any direct or indirect material interest.

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Common stock

The following table set forth as of September 30, 2021, the name and address and the number of shares of our common stock held of record or beneficially by each person or entity who held of record, or was known by us to own beneficially, more than five percent of our issued and outstanding common stock, and the name and shareholdings of each director and Named Executive Officer as defined by Item 402 of Regulation S-K, and of all officers and directors as a group.  In determining the number of shares beneficially owned by a person, options or warrants to purchase common stock held by that person that are currently exercisable, or become exercisable within 60 days following, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.  We believe that all of the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

Security Ownership of Certain Beneficial Owners
Name	Amount of Common Stock Beneficially Owned(1)	Percentage of Class(2)

Michael F. Sullivan, CEO and Chairman of the Board (3)	10,812,581	14.6%
Terry Gilland, Director (4)	546,250	0.7%
George Stoddard, Director (5)	358,750	0.5%
David Clark, Director (6)	421,250	0.6%
David Hollister, Director (7)	368,750	0.5%
Lynda R. Keeton-Cardno, CFO	597,500	0.8%
Total beneficial ownership of all officers and directors as a group (6 persons) (8)	13,105,081	17.7%

Shelton Core Value Fund (9)	20,000,000	27.0%

(1) All shares owned directly are owned beneficially and of record and such stockholder has sole voting, investment, and dispositive power, unless otherwise noted. Also includes director shares earned but not issued as of this filing. This table does not include any unvested stock options or stock awards except for those vesting within 60 days. All addresses are c/o Amerityre Corporation, 1501 Industrial Road, Boulder City, Nevada 89005.

(2) Applicable percentages are based on 73,967,868 shares of common stock outstanding as of September 30, 2021. Includes shares of common stock and options underlying common stock as of that date

(3) Mr. Sullivan’s beneficial ownership consists of 10,332,581 shares of common stock and 480,000 common stock options. Does not include 450,000 unvested shares. Mr. Sullivan is a director, Named Executive Officer, and beneficial owner of more than five percent of the Company’s securities, but is listed only once in the above table in accordance with SEC Rules and guidance.

(4) Mr. Gilland’s beneficial ownership consists of shares of common stock; there are no unvested shares.

(5) Mr. Stoddard’s beneficial ownership consists of shares of common stock; there are no unvested shares.

(6) Mr. Clark’s beneficial ownership consists of consists shares of common stock; there are no unvested shares.

(7) Mr. Hollister’s beneficial ownership consists of consists shares of common stock; there are no unvested shares.

(8) Lynda Keeton-Cardno’s beneficial ownership consists of 597,500 shares of common stock. Does not include 10,000 unvested shares.

(9) Shelton Core Value Fund converted 2,000 Preferred Shares into 20,000,000 common stock in May 2020 in association with the terms of the Company’s 2013 Series Convertible Preferred Stock designation.

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2021 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Performance Units A	Weighted-Average Exercise Price of Outstanding Options, Restricted Stock Units and Performance Units B	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans C

Equity compensation plans not approved by security holders
Amerityre Corporation 2020 Equity Incentive Plan (1)	5,000,000	$0.04	965,000

(1)	Represents shares underlying the Company’s 2020 Plan.

FINANCIAL AND OTHER INFORMATION

The Company’s most recent audited financial statements and other information are contained in the Company’s annual report on Form 10-K for the period ending June 30, 2021. Such reports, once filed, are available to stockholders through the Company’s website at http://www.amerityre.com which directs readers to SEC’s EDGAR website at http://www.sec.gov, and upon written request addressed to the Company at the Company’s executive offices.

STOCKHOLDER PROPOSALS

No proposals have been submitted by stockholders of the Company for consideration at the Annual Meeting.  It is anticipated that the next annual meeting of stockholders will be held during December 2022.  Stockholders who, in accordance with Rule 14a-8 of the Exchange Act wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at our principal executive offices no later than the close of business on June 30, 2022, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of the Company.  As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Stockholder proposals and director nominations for our 2022 Annual Meeting not intended for inclusion in the proxy materials for the meeting must be delivered to our principal executive offices no earlier than July 15, 2022 and no later than August 19, 2022 to be considered timely.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers and 10 percent stockholders, which we refer to as “reporting persons”, to file with the SEC initial reports of ownership and changes in ownership of our common stock.  Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.  To our knowledge, based solely on our review of the copies of such reports received or written representations from certain reporting persons that no other reports were required, we believe that during our fiscal year ended June 30, 2021 all reporting persons filed all such reports and that all reports were filed timely.

CODE OF ETHICS

We have adopted a Code of Business Conduct (the “Code”) that applies to all our directors, officers and employees.  A copy of the Code will be provided free of charge upon written request to our Secretary at the address shown on the cover page of this Proxy Statement and is accessible, free of charge at our website, www.amerityre.com.  If we grant waivers from or make amendments to the Code that are required to be disclosed pursuant to the Exchange Act or applicable listing requirements, we will make those disclosures on our website within four business days following the date of such waiver or amendment.

OTHER MATTERS

Management does not know of any business other than referred to in the Notice which may be considered at the meeting.  If any other matters should properly come before the Annual Meeting, such matters will be properly addressed and resolved and those in attendance will vote on such matters in accordance with their best judgment.

AMERITYRE CORPORATION

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Michael F. Sullivan

Michael F. Sullivan, Chief Executive Officer

Boulder City, Nevada

October 22, 2021

YOUR VOTE IS IMPORTANT.  PLEASE MAKE SURE TO VOTE YOUR SHARES BY PROMPTLY VOTING AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

[PROXY CARD]

PROXY

AMERITYRE CORPORATION

Annual Meeting of Stockholders

December 1, 2021

At 10 AM local time

This Proxy is Being Solicited by the Board of Directors

The undersigned hereby appoints Michael F. Sullivan, proxy, with full power of substitution, to vote the voting shares of Amerityre Corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held in the Company’s manufacturing plant at 1501 Industrial Road, Boulder City Nevada 89005, on Wednesday, December 1, 2021, or any adjournment(s) thereof, such proxies being directed to vote as specified below.  If no instructions are specified, such proxy will be voted “FOR” each proposal.  If any other business is presented at the Annual Meeting, this proxy will be voted in accordance with the determination of a majority of the Board of Directors.

To vote in accordance with the Board of Directors’ recommendations, sign below.  The “FOR” boxes may, but need not, be checked.  To vote against any of the recommendations, check the appropriate box(es) marked “AGAINST” below.  To withhold authority for the proxies to vote for any of the recommendations, check the appropriate box(es) marked “WITHHOLD AUTHORITY” below.

The Board of Directors recommends votes “FOR” the following proposals, each of which has been proposed by the Board of Directors:

1. Elect each of the following nominees as directors to serve until the 2021 Annual Meeting of Stockholders.  To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the lines below.

Michael F. Sullivan	Terry Gilland	George Stoddard	David Clark	David Hollister

FOR ☐	AGAINST ☐	FOR ALL EXCEPT ☐	WITHHOLD AUTHORITY ☐

__________________ __________________ __________________ __________________

2. Ratify the appointment of Haynie & Company PC as independent public accountants.

FOR ☐	AGAINST ☐	WITHHOLD AUTHORITY ☐

Please print your name and sign exactly as your name appears in the records of the company.   When shares are held by joint tenants, both should sign.  When signing as an executor, administrator, attorney, trustee or guardian, please give your full title as such.  If the signer is a company, please provide the full name of the company and a signature from a duly authorized officer, giving the officer’s full title as such.  If your shares are held at a brokerage house, please indicate in the space provided the name of the brokerage house and the number of shares held.

Name of Brokerage	Number of Shares
House [If Applicable]	Beneficially Held
_________________________________	_______________________________

Date:
__________________________________	_______________________________
Signature	Signature (if held jointly)